FOR IMMEDIATE RELEASE


(WISCONSIN  ENERGY AND WICOR REACH SETTLEMENT ON LITIGATION
          RELATED TO PROPOSED MERGER)

MILWAUKEE, WI (September 9, 1999)--Wisconsin Energy Corporation (NYSE:WEC) and WICOR, Inc. (NYSE:WIC) today announced that they have reached a stipulation of settlement in connection with litigation filed in July by a shareholder challenging the proposed merger of the companies. The combination of Wisconsin Energy and WICOR was publicly announced on June 28, 1999.

          As part of the stipulation, Wisconsin Energy and WICOR have amended their merger agreement to remove a provision regarding resisting certain types of acquisition proposals for WICOR and to reduce the special fee payable by WICOR upon termination of the merger agreement in certain circumstances from $30 million to $25 million. WICOR has also amended its shareholder rights agreement to increase the ownership threshold that triggers the rights from 15% to 20%. In addition, Wisconsin Energy and WICOR have agreed to pay plaintiff's counsel $430,000 for attorneys' fees and expenses upon consummation of the settlement.

          The plaintiff has agreed to dismiss all of his claims against Wisconsin Energy and WICOR upon settlement.

          The consummation of the settlement is subject to, and the related amendments to the merger agreement are conditioned upon, final court approval of the terms of the settlement and completion of the merger.

          WICOR is a Milwaukee-based, diversified holding company operating six subsidiaries in two industries: energy services and pump manufacturing. The subsidiaries are Wisconsin Gas, WICOR Energy, FieldTech, Sta-Rite Industries,

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SETTLEMENT/2

SHURflo Pump Manufacturing Company and Hypro Corporation.

          Wisconsin Energy Corporation is a holding company with subsidiaries in utility and non-utility businesses. Its principal subsidiaries are Wisconsin Electric, Edison Sault Electric, Wisvest, Minergy and Wispark.

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Media Contacts:
Wisconsin Energy             Rick White
                             414/221-2444

WICOR                        Kathleen Sieja
                             414/291-6950